EXHIBIT 10.1

STOCK SUBSCRIPTION AGREEMENT

To:

Fischer-Watt Gold Company, Inc.

2582 Taft Court

Lakewood, Colorado U.S.A. 80215

The undersigned (the "Purchaser") hereby (subject to the terms and conditions hereof) subscribes for and agrees to purchase from Fischer-Watt Gold Company, Inc. (the "Company") on the terms and conditions set forth in this subscription agreement (“Agreement”) that number of units (the “Units”), with each Unit being issued at a price of US$0.06 per Unit, and each Unit being comprised of one share of par value US$0.001 common stock of the Company (the "Share"), and one share purchase warrant (the “Warrant”) entitling the Purchaser to purchase one additional share of par value US$0.001 common stock of the Company at a price of US$0.12 up until 4PM Mountain Time, March 30, 2012. However, if the common shares of the Company trade at or over an average price of US$0.18 per share for a 20 trading-day continuous period, the average price being weighted by the number of shares traded, then, upon written notice (mailed, faxed or emailed) to the Purchaser by the Company, the Purchaser shall be required to exercise the Warrants within 30 days of the date of that notice, after which the Warrants will expire. For greater certainty, the 20 day average trading price of the Company’s common shares on its primary market, the OTC-Bulletin Board, shall be calculated by dividing the total value by the total volume of common shares traded on the OTC-BB for any 20 continuous trading days.

1.

Conditions of Purchase

The Purchaser acknowledges that the Company's obligation to sell the Units to the Purchaser is subject to, among other things, the conditions that:

(a)

the Purchaser executes and returns to the Company all documents required by this Agreement, including Schedule B, demonstrating that the Purchaser is an “accredited investor”, as such term is defined in Regulation D promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

(b)

all necessary regulatory approvals, if any, being obtained by the Company prior to the Closing;

(c)

the representations and warranties of the Purchaser remain true and correct as at the Closing, and

(d)

the Company has reviewed the completed Subscription Agreement submitted by the Purchaser and accepts the subscription.

2.

Delivery and Payment

The Purchaser agrees that the following shall be delivered to the Company prior to the Closing:

(a)

one completed and duly signed copy of this Agreement;

(b)

all other documentation as may be required by applicable securities legislation, including a duly completed Accredited Investor certificate in the form of Schedule “B” hereto; and

(c)

evidence of a wire transfer in the full amount in United States dollars payable to Fischer-Watt Gold Company, Inc.  Details concerning the payment procedure are set out in Schedule “A”.

Delivery by the Company of the certificates representing the Shares and the Warrants, and payment for the Units by the Purchaser, shall be completed at a closing (the “Closing”) to be held at such time and place as may be mutually agreed upon by the Company and the Purchaser (the date of the Closing being hereinafter called the “Closing Date”).

If the Purchaser chooses not to attend the Closing to receive the Share and Warrant certificates, then the Company shall deliver such certificates to the Purchaser at the address set forth below, promptly after the Closing.

3.

Purchaser’s Acknowledgements

The Purchaser acknowledges and agrees that:

(a)

the sale and delivery of the Shares and Warrants to the Purchaser is conditional upon such sales being made pursuant to the exemption from registration under the 1933 Act as set forth in Regulation D promulgated thereunder;

(b)

the Company may be required to disclose to the SEC, and thereby through public access to EDGAR filing, the identity of the beneficial purchaser(s) of the Shares;

(c)

the Shares, and any subsequent shares acquired through the exercise of the Warrants, are not been registered under the 1933 Act, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of Purchaser hereto), and that such Shares must be held unless a subsequent disposition is registered under the 1933 Act or is exempt from such registration.

(d)

the Shares, and any subsequent shares acquired through the exercise of the Warrants, shall bear the following legend, unless same shall have been included in an effective registration statement under the 1933 Act:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED;

(e)

the Purchaser has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company (based on the Company’s representations and warranties to Purchaser) and that the Purchaser is able financially to bear the risks thereof;

(f)

no agency, governmental authority, regulatory body, stock exchange or other entity has made any finding or determination as to the merits for investment of, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to the Shares or Units;

(g)

the Purchaser has been directed to the Company’s filings on EDGAR and has reviewed to the extent the Purchaser deems necessary, copies of the Company's Form 10-K for the year ended January 31, 2009 as filed with the SEC, together with all subsequently filed Forms 10-Q, 8-K, and any other publicly available filings made with the SEC and has received from the Company the Company’s representations and warranties to Purchaser concerning its operations, financial condition and other matters as requested of the Company, and Purchaser has considered these representations and warranties in deciding on the advisability of investing in the Units;

(h)

the Units are being offered for sale only on a “private placement” basis;

(i)

the Units are being acquired by the Purchaser in good faith solely for the Purchaser’s own account, for investment purposes only, and are not being purchased with a view to, or for the resale or distribution thereof;

(j)

the representations, warranties and covenants contained in this Agreement made by Purchaser are made by the Purchaser with the intent that they may be relied upon by the Company in determining the Purchaser’s eligibility to purchase the Units, and the Purchaser hereby agrees to indemnify the Company against all losses, claims, costs, expenses and damages or liabilities which it may suffer or incur caused or arising from its reliance thereon.  The Purchaser further agrees that by accepting the Units, the Purchaser represents and warrants that the foregoing representations and warranties are true as at the Closing with the same force and effect as if they had been made by the Purchaser at the Closing and that they shall survive the Closing Date and shall continue in full force and effect notwithstanding any subsequent disposition of the Shares;

(k)

the offer to sell the Units was directly communicated to the Purchaser and at no time was the Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer; and

(l)

the Company will not take any steps to have the Warrants listed or quoted on any public market or stock exchange.

4.

Purchaser's Representations and Warranties

The Purchaser hereby represents, warrants and covenants to the Company (which representations, warranties and covenants shall survive Closing and continue in full force and effect) that:

(a)

the Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated by the 1933 Act by virtue of satisfying the indicated criterion in paragraph 1 of Schedule “B”;

(b)

the Purchaser acknowledges that in addition to compliance with the restrictions on resale applicable under applicable rules of the SEC, the Purchaser may be subject to various reporting requirements with the SEC if Purchaser is the owner of 5% or more of a class of the issued and outstanding stock of the Company;

(c)

the Purchaser will execute and deliver all documentation to the Company as may be required by applicable rules, regulations and policies of the SEC and to permit the purchase of the Units on the terms herein set forth;

(d)

this agreement has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding agreement of, the Purchaser subject to:

(i)

any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally; and

(ii)

general principles of equity, including that the granting of equitable remedies is within the discretion of a court of competent jurisdiction;

(e)

the Purchaser is not, directly or indirectly, the holder of any common shares in the capital of the Company other than the number of common shares of the Company disclosed in Clause 14(c).

(f)

the Purchaser is not an investment club; and

(g)

the representations, warranties and covenants of the Purchaser set forth herein shall survive the closing of the transaction contemplated hereby.

5.

Company's Representations and Warranties

The Company represents and warrants and agrees with the Purchaser (which representations, warranties and covenants shall survive Closing and continue in full force and effect) that:

(a)

Due Incorporation.

The Company has been organized under the laws of the State of Nevada, United States of America.  The Company and each of its subsidiaries, if any, is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the respective jurisdictions of their incorporation or registration and have the requisite corporate or other power to own their properties and to carry on their business as now being conducted.  The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of the Company.

(b)

Outstanding Stock.  All issued and outstanding shares of common stock of the Company and each of its subsidiaries has been duly authorized and validly issued and are fully paid and non-assessable.

(c)

Authority; Enforceability.  This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Company and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and the Company has full corporate power and authority necessary to enter into this Agreement, and such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Company relating hereto.

(d)

Additional Issuances.   There are no outstanding preemptive or similar rights (or phantom stock or stock appreciation rights) affecting the Company's common stock or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, common stock or equity of the Company or other equity interest in any of the subsidiaries of the Company except as described explicitly in the Commission Reports (as defined below).

(e)

Consents.  No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its affiliates, the Financial Industry Regulatory Authority (“FINRA”) or the Company's Shareholders is required for execution of this Agreement, and all other agreements entered into by the Company relating thereto, including, without limitation, the issuance and sale of the Units, and the performance of the Company's obligations hereunder.

(f)

No Violation or Conflict.  Assuming the representations and warranties of the Purchaser in this Agreement are true and correct and the Purchaser complies with its obligations under this Agreement, the issuance and sale of the Units and the performance of the Company’s obligations under this Agreement will not:

(i)

violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles of incorporation, charter or bylaws of the Company, (B) any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates or over the properties or assets of the Company or any of its affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its affiliates is a party, by which the Company or any of its affiliates is bound, or to which any of the properties of the Company or any of its affiliates is subject, or (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company, or any of its affiliates is a party except the violation, conflict, breach, or default of which would not have a material adverse effect on the Company or Purchaser; or

(ii)

result in the creation or imposition of any lien, charge or encumbrance upon the Shares or any of the assets of the Company, its subsidiaries or any of its affiliates.

(g)

Litigation.  There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its affiliates that would affect the execution by the Company or the performance by the Company of its obligations under this Agreement, and all other agreements entered into by the Company relating hereto.  To the best knowledge of the Company, there is no threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its affiliates which litigation if adversely determined could have a material adverse effect on the Company.

(h)

Information Concerning Company.

(i)

The Company has filed all forms, reports, statements, schedules and other documents with the SEC required to be filed by it since and including January 31, 2007 pursuant to the federal securities laws and the SEC rules and regulations thereunder (the "Commission Reports").  The Commission Reports (i) were prepared in all material respects in accordance with the requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the published rules and regulations of the SEC thereunder, each as applicable to such Commission Reports and (ii) did not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.

(ii)

Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Commission Reports has been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to the inclusion of full notes thereto and to normal and recurring year-end adjustments).

(iii)

At the date of the most recent interim financial statements of the Company included in the Commission Reports, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of its subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise) which, individually or in the aggregate, are material to the Company or which have had or could have, individually or in the aggregate, a material adverse effect on the Company or its assets.

(iv)

Since the date of the most recent financial statements included in the Commission Reports, there has been no material adverse change in the Company's business, financial condition or affairs not explicitly disclosed to the Purchaser.  The Company has good and unencumbered title to all assets attributed to it in the Commission Reports (except to the extent encumbered as disclosed explicitly in the Commission Reports).

(v)

Except as disclosed in writing to the Purchaser on the date hereof, the transactions contemplated by this Agreement and the Letter Agreement will not constitute a "change of control", require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other material detriment under the terms, conditions or provisions of any contract or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

(vi)

Since Jan 31, 2007, the Company and each of its subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported as specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.  The Company’s disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  None of the Company’s or its subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its subsidiaries or accountants.  As of the date of this Agreement, to the knowledge of the Company, (i) there is no reason that it will not be able, on a timely basis, to complete and include in the Company’s Annual Report on Form 10-K for the year ending Jan 31, 2010, management’s assessment of the Company’s internal controls and procedures for financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and (ii) there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in PCAOB Auditing Std. No. 2.

(vii)

The Company has not granted any other person the right (whether or not contingent or inchoate) to merge with, or purchase assets from, the Company, and is not obligated to continue negotiations with any other person with respect to any such transaction or with respect to any issuance of the Company’s capital stock.

(i)

Defaults.  Neither the Company nor any of its subsidiaries is in violation of its Articles of Incorporation or Bylaws, except that no annual meeting of shareholders has been held for 2009 and none has been held since 1997.  Other than as explicitly disclosed in the Commission Reports, neither the Company nor any of its subsidiaries is (i) in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a material adverse effect on the Company, (ii) in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) in violation of any statute, rule or regulation of any governmental authority which violation would have a material adverse effect on the Company.

(j)

No General Solicitation.  Neither the Company, nor any of its affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Act) in connection with the offer or sale of the Units.

(k)

Reliance on Representation and Warranties.  The representations, warranties and covenants contained in this Agreement and in the Letter Agreement made by the Company are made by the Company with the intent that they may be relied upon by the Purchaser (without regard to its own investigations, if any) in determining whether or not to purchase the Units, and the Company hereby agrees to indemnify the Purchaser against all losses, claims, costs, expenses and damages or liabilities which it may suffer or incur caused or arising from its reliance thereon in accordance with the indemnity terms of the Letter Agreement.  The Company further agrees that by issuing the Units, the Purchaser represents and warrants that the foregoing representations and warranties are true as at the Closing with the same force and effect as if they had been made by the Company at the Closing and that they shall survive the Closing Date and shall continue in full force and effect notwithstanding any subsequent disposition of the Units.

(l)

Capitalization.  The authorized capital stock of the Company as of the date of this Agreement is 200,000,000 common shares, of which 73,311,819 common shares are outstanding as of January 31, 2010 and prior to the issuance of Shares hereunder. Except as explicitly set forth in the Commission Reports, there are no other options, warrants, or rights to subscribe to, securities, rights or obligations (including without limitation phantom stock or stock appreciation rights) convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company.  All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

6.

Governing Law

This agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein.  The Purchaser hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the State of Nevada with respect to any matters arising out of this agreement.

7.

Assignment

This agreement is not transferable or assignable by the parties hereto.

8.

Entire Agreement

This agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein or therein.

9.

Successors and Assigns

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, subject to the hold period restrictions that may be applicable to the Shares and any subsequent shares acquired through the exercise of the Warrants.

10.

Currency

All amounts in this agreement are stated and shall be paid in United States dollar currency.

11.

Time of Essence

Time shall be of the essence of this agreement.

12.

Headings

The headings contained herein are for convenience only and shall not affect the meaning or interpretation of this agreement.

13.

Subscription Particulars

(a)

The Purchaser hereby agrees to purchase Units as set forth below:

Number of Units: ______________________________________________

Aggregate Purchase Price at $0.06 per Unit

($0.06 x number Shares) =  $ _____________________________________

Name of Purchaser: _____________________________________________

Federal Tax ID No. or SS No:_____________________________________

Street Address: ________________________________________________

City and Country: ______________________________________________

Postal Code:__________________________________________________

Contact Name:________________________________________________

Alternate Contacts Name:________________________________________

Phone No.: ___________________________________________________

Fax No.: _____________________________________________________

E-mail:_______________________________________________________

(b)

Registration of the certificates representing the Shares should be made as follows (if space is insufficient, attach a list) – or leave blank if registration is to be as detailed in sub-clause (a) above.

Name: ______________________________________________________

Registration Address:____________________________________________

City and Country: ______________________________________________

Postal Code: __________________________________________________

(c)

Number of common shares of the Company currently owned by the Purchaser:

 _________________________

14.

Signature of Purchaser

Signature of Purchaser (on its own behalf and, if applicable, on behalf of each principal for whom it is contracting hereunder).

                ______________________________________________________________________________________________

(Signature or Authorized Signature)

                ______________________________________________________________________________________________

(Name and Official Capacity - please print)

15.      Confirmation and Acceptance

This agreement is confirmed and accepted by the Company.

DATED as of the          day of                  , 2010

FISCHER-WATT GOLD COMPANY, INC
By:
Name:
Title:

EXHIBIT 10.1

SCHEDULE “A”

1.

Method of Payment:

Payment for the Units shall be made in United States dollars by bank wire transfer payable to “Fischer-Watt Gold Company, Inc.”. The entire subscription price for all Units must be paid at the time of subscription. Funds shall be wired to:

ABA#

121000248

For further credit to:

Fischer-Watt Gold Company, Inc.

Account#:

5153069801

Wells Fargo Bank,

Denver, CO, 80274

USA

If a SWIFT number is required, then it is:   WFBIUS6S

2.

Delivery:

The Corporation is authorized to deliver the Subscribed Shares to:

_______________________________________________________________________________________________________

(Name)

_______________________________________________________________________________________________________

(Address)

Attention:_____________________________________________________________________________

(Phone Number)

Registration:

The undersigned hereby directs that the certificates representing the Subscribed Shares shall be delivered as indicated above at the time of the closing and shall be registered as follows:

                _____________________________________________________________________________________________

(Name)

                _____________________________________________________________________________________________

(Address)

EXHIBIT 10.1

SCHEDULE ‘B’

(United States Requirements)

1.

The Purchaser hereby certifies to Fischer-Watt Gold Company, Inc. that the Purchaser is: [Please check the appropriate box.]

☐	(a)

any bank as defined in Section 3(a)(2) of the 1933 Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act whether acting in its individual capacity or fiduciary capacity;

☐	(b)	any broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934;
☐	(c)	any insurance company as defined in Section 2(13) of the 1933 Act;
☐	(d)

any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Sections 2(a)(48) of that Act, any Small Business Investment Company licensed by the United States Small Business Administration under Section 301(c) or (d) of the United States Small Business Investment Act of 1658;

☐	(e)

any private business development company as defined in Sections 202(a)(22) of the United States Investment Advisers Act of 1940; any employee benefit plan company licensed to do business as an insurance company in any jurisdiction;

☐	(f)

any organization described in Section 501(c)(3) of the United States Internal Revenue Code, corporation, or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US$5,000,000;

☐	(g)	any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds US$1,000,000;
☐	(h)

any natural person who had an income in excess of US$200,000 in each of the last two most recent years or joint income with that person’s spouse in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	(i)

any trust, with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as defined in paragraph 230.506(b)(2)(ii) of Regulation D of the 1933 Act; and

☐	(j)	any entity in which all of the equity owners are Accredited Purchasers as provided above.

2.

For the purposes hereof:

“company” means any corporation, incorporated association, incorporated syndicate or other incorporated organization.

“control person” means any person, company or combination of persons or companies holding a sufficient number of any Shares of the Company to affect materially the control of the Company, but any holding of any persons, company or combination of persons or companies holding more than 10 per cent of the outstanding voting Shares of the Company, in the absence of evidence to the contrary, shall be deemed to affect materially the control of the Company.

“director” where used in relation to a person, includes a person acting in a capacity similar to that of a director of a company.

“entity” means a company, syndicate, partnership, trust or unincorporated organization.

“financial assets” means cash, Shares, or any contract of insurance or deposit or evidence thereof.

“individual” means a natural person, but does not include a partnership, unincorporated association, unincorporated organization, trust or a natural person in his or her capacity as trustee, executor, administrator or other legal personal representative.

“managed account” means an investment portfolio account of a client established in writing with a portfolio adviser who makes investment decisions for the account and has full discretion to trade in shares of the account without requiring the client’s express consent to a transaction.

“mutual fund” includes an issuer of shares that entitle the holder to receive on demand, or within a specified period after demand, an amount computed by reference to the value of a proportionate interest in the whole or in a part of the net assets, including a separate fund of trust account, of the issuer of the shares.

“non-redeemable investment fund” means an issuer

(aa)

whose primary purpose is to invest money provided by its security holders;

(bb)

that does not invest for the purpose of exercising effective control, seeking to exercise effective control, or being actively involved in the management of the issuers in which it invests, other than other mutual funds or non-redeemable investment funds; and

(cc)

that is not a mutual fund.

“officer” means the chair, any vice-chair of the board of directors, the president, any vice president, the secretary, the assistant secretary, the treasurer, the assistant treasurer, and the general manager of a company, and any other person designated an officer or a company by by-law or similar authority, or any individual acting in a similar capacity on behalf of the Company.

“person” means an individual, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative.

“portfolio adviser” means

(dd)

a portfolio manager; or

(ee)

a broker or investment dealer exempted from registration as an adviser under Section 15 of the United States Securities Exchange Act of 1934.

“promoter” means (a) a person or company who, acting alone or in conjunction with one or more other persons, companies or a combination thereof, directly or indirectly, has taken the initiative in founding, organizing or substantially reorganizing the business of the Company, or (b) a person or company who, in connection with the founding, organizing or substantial reorganizing of the business of the Company, directly or indirectly, received in consideration of services or property, or both services and property, 10 per cent or more of any class of shares of the Company or 10 per cent or more of the proceeds from the sale of any class of shares of a particular issue, but a person or company who receives such shares or proceeds either solely as underwriting commissions or solely in consideration of property shall not be deemed a promoter within the meaning of this definition if such person or company does not otherwise take part in founding, organizing, or substantially reorganizing the business.

“related liabilities” means liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets and liabilities that are secured by financial assets.

“spouse” in relation to an individual, means another individual to whom that individual is married, or another individual of the opposite sex or the same sex with whom that individual is living in a conjugal relationship outside marriage.

Affiliated Entities, Control and Subsidiaries

3.

A person or company is considered to be an affiliated entity of another person or company if one is a subsidiary entity of the other, or if both are subsidiary entities of the same person or company, or if each of them is controlled by the same person or company.

4.

A person or company is considered to be controlled by a person or company if

(ff)

in the case of a person or company,

(i)

voting shares of the first mentioned person or company carrying more than 50 percent of the votes for the election of directors are held, otherwise than by way of security only, by or for the benefit of the other person or company, and

(ii)

the votes carried by the shares are entitled, if exercised, to elect a majority of the directors of the first-mentioned person or company;

(gg)

in the case of a partnership that does not have directors, other than a limited partnership, the second-mentioned person or company holds more than 50 percent of the interests in the partnership; or

(hh)

in the case of a limited partnership, the general partner is the second-mentioned person or company.

5.

A person or company is considered to be a subsidiary entity of another person or company if

(a)

it is controlled by,

(i)

that other, or

(ii)

that other and one or more persons or companies each of which is controlled by that other, or

(iii)

two or more persons or companies, each of which is controlled by that other; or

(b)

it is a subsidiary entity of a person or company that is the other’s subsidiary entity.

The foregoing representations and warranties included in the Subscription Agreement and the designation in this Schedule B are true and accurate as of the date of this certificate and will be true and accurate as of the Closing Date of the offering of the Units as set out in this Subscription Agreement.  If any such representations or warranties will not be true and accurate prior to Closing Date, the undersigned will give immediate written notice of such fact to the Company.

Dated:	Signed:

Witness (If Investor is an Individual)	Print Name of Beneficial Purchaser

Print Name of Witness	If Investor is a Partnership, print Name and Title of Authorized Signing Officer

Address of Beneficial Purchaser